Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release:	Contact: Mollie Condra, Ph.D. Head, Investor Relations & Communications HealthStream (615)-301-3237 mollie.condra@healthstream.com

HealthStream Acquires Virsys12, Expanding its Credentialing Application Solution for Payers and Health Plan Enterprises

Nashville, Tennessee (October 8, 2025) – HealthStream (Nasdaq: HSTM), a leading healthcare technology platform company for workforce solutions, today announced that it has acquired Virsys12, a healthcare technology company that offers payers and health plans an innovative provider data management suite used for onboarding, credentialing, and network management. With this acquisition, HealthStream expands its existing provider data management and credentialing solution for payers and health plan enterprises, called Network by HealthStream™, launched 14 months ago, which is a part of its broader, market-leading Credentialing application suite.

As of 2025, there are approximately 1,200 health and medical insurance companies in the U.S. that are referenced in the healthcare industry as the “payers.” Payers need credentialing software to streamline, secure, and scale the complex process of verifying healthcare providers' qualifications, enrolling them into insurance networks, and actively managing and maintaining those networks. Virsys12’s V12 Enterprise® application suite is currently used by payers and providers in nine states across the U.S. to meets these needs. At the core of Virsys12’s solution is their intelligent provider data engine that automates ingesting, cleansing, and monitoring and serves as the source of truth for provider records across all applications.

“As the founder of Virsys12, I am excited about joining HealthStream to achieve the next level of growth for V12 Enterprise® and support for payers and providers,” said Tammy Hawes, Chief Executive Officer, Virsys12. “HealthStream is unmatched in their reach, the power of their hStream Platform, and their culture and legacy of innovation.”

V12 Enterprise® is a premium solution and enhances HealthStream’s ability to market and grow its credentialing business among the nation’s payers going forward. Both Gartner and IDC Market Glance for Payers, two of the foremost technology insights sources, recommend Virsys12’s application suite. Moreover, customers of the V12 Enterprise application have the added assurance that comes with it having earned the industry’s highest level of security via its HITRUST, two-year (r2) certification—the same high level achieved by HealthStream for its CredentialStream® application, Credentialing Hub™, and Network by HealthStream™.

Virsys12’s V12 application suite’s scalable, API-first approach will ensure faster, smoother integration of the newly acquired application suite in HealthStream’s ecosystem through its hStream Platform. The core of this integration will be around provider data management, bringing together Virsys12’s provider data engine and HealthStream’s single verified provider record to deliver a powerful infrastructure for credentialing, privileging, enrollment, and network management. HealthStream will also integrate Virsys12’s implementation and ongoing managed services into its overall Professional Services offering to ensure that payers fully leverage their technology investment, optimizing their workflows and fully utilizing the power of their solutions.

“I would like to extend a warm welcome to Virsys12’s customers and employees that will be joining HealthStream,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “Virsys12’s V12 Enterprise application makes a terrific addition to our credentialing application suite as we further build our capabilities to serve payers throughout the healthcare industry. Virsys12 and HealthStream share a vision to reduce the administrative burden on payers and providers by delivering a single verified provider record and intelligently automating key processes around that record—and both successfully executing on that vision.”

Terms of the Transaction:

HealthStream purchased the outstanding equity of Virsys12 for up to $17 million in cash (the full payment of which will require earnout achievement), subject to a post-closing working capital adjustment.

About HealthStream

HealthStream (Nasdaq: HSTM) is the healthcare industry’s largest ecosystem of platform-delivered workforce solutions that empowers healthcare professionals to do what they do best: deliver excellence in patient care. For more information about HealthStream, visit www.healthstream.com or call 615-301-3100.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for financial performance for 2025 and our quarterly dividend policy, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including as a result of negative economic conditions, changes in U.S. policy, adverse developments impacting the healthcare industry, tariff and trade-related developments, inflationary pressures, geopolitical instability, legal requirements and contractual restrictions which may affect continuation of our quarterly cash dividend policy and the declaration and/or payment of dividends thereunder, which may be modified, suspended, or canceled in any manner and at any time that our Board may deem necessary or appropriate, as well as risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 28, 2025, the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2025, filed on August 7, 2025, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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